Exhibit 16.1

January 22, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of The Marquie Group Inc. (the Company) and issued financial statements for the years ended May 31, 2023 and 2022, and the subsequent reviews for the fiscal year 2023. On January 22, 2024, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 22, 2024 and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado

PCAOB # 6778

January 22, 2024